UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
November 2, 2005
Date of Report (Date of earliest event reported)
Kid Castle Educational Corporation
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-39629 (Commission File Number)	59-2549529 (I.R.S. Employer Identification No.)
8th Floor, No. 98 Min Chuan Road
Hsien Tien, Taipei, Taiwan R.O.C.
(Address of Principal Executive Offices and Zip Code)
(011) 886-2-2218-5996
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if changed since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On October 17, 2005 Mr. Kuo An Wang, the Chairman of the Board, President and Chief Executive Officer of Kid Castle Educational Corporation (the “Company”) notified the Company of his wish to resign as Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors has acknowledged and accepted Mr. Wang’s resignation as of November 2, 2005.
     On November 2, 2005, the Board of Directors elected Mr. Suang-Yi Pai, a director of the Company, to serve as the Chairman of the Board with immediate effect.
     On November 2, 2005, the Board of Directors passed a resolution increasing the number of directors on the Board of Directors to seven members and electing Mr. Min-Tan Yang as a director of the Company to fill an existing vacancy on the Board. Mr. Yang was also appointed to serve as the Chief Executive Officer with immediate effect.
     Mr. Min-Tan Yang is 40 years old. He has a master degree from the Department of Business Administration of Da-Yeh University. Mr. Yang has served as a director of Shanghai Taiwan Businessmen Elementary School in China since January 2005 and a director of Global International Education Ltd since July 2001. In 2002 Mr. Yang was appointed as the chairman of two of the Company’s schools in Taiwan. Currently he is the chairman of four of Company schools.
     During calendar year 2004, the schools of which Mr. Yang served as chairman purchased materials from the Company of an aggregate amount of NT$3,648,011 (the average exchange rate published by Bank of Taiwan on November 3, 2005 is US$1.00 = NT$33.54) and the accounts receivables arising from such purchase as of December 31, 2004 was NT$222,261. Those schools also paid to the Company royalty fees and prepaid advertisement fees of NT$442,178 and NT$115,238, respectively.
     For the first nine months of 2005, the schools of which Mr. Yang served as chairman purchased materials from the Company at an aggregate amount of NT$4,047,062 and the accounts receivables arising from such purchase as of September 30, 2005 was NT$375,465. Those schools also paid to the Company royalty fees and advertisement fees of NT$329,436 and NT$115,238, respectively.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KID CASTLE EDUCATIONAL CORPORATION

By /s/ Min-Tan Yang Min-Tan Yang
Chief Executive Officer
Dated: November 7, 2005

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